[THIS PRICING SUPPLEMENT IS BEING RE-FILED FOR THE SOLE PURPOSE OF ADDING THE FEE TABLE BELOW TO THIS FILING. THIS PRICING SUPPLEMENT WAS ORIGINALLY FILED ON JUNE 14, 2006]

As filed pursuant to Rule 424(b)(2)
Registration No. 333-130580

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 21, 2005)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Debt Securities	$2,000,000,000	$214,000

(1) Calculated in accordance with Rule 457(r) of the Securities Act.

(2) Paid herewith.

Registration No. 333-130580
MTN No. 611  Rule 424(b)(2)

PRICING SUPPLEMENT No. 1   Dated June 13, 2006 (To Prospectus dated December 21, 2005)

HSBC   F I N A N C E   C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue

Floating Rate Notes

Principal Amount: $2,000,000,000

Denomination Size:	USD 100,000 minimum denomination USD 1,000 integral multiple thereafter

Price to Public: 100.000%		Proceeds to HSBC: 99.910%

Issue Date: June 20, 2006		Stated Maturity: June 19, 2009

Redeemable On or After: Not Applicable

Initial Interest Rate: To be determined on June 16, 2006

Interest Rate Basis: LIBOR Telerate

Index Maturity: Three Months

Spread or Spread Multiplier: Plus .09% (+9 basis points)

Interest Payment Dates: Quarterly on the 19th of each of September, December, March and June, commencing September 19, 2006, and the Stated Maturity. If said day is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: Quarterly on each Interest Payment Date.

Interest Determination Date: The Second London Business Day prior to each Interest Payment Date.

Agents	Principal Amount Purchased

HSBC Securities (USA) Inc.	$1,680,000,000	DTC 2467
Comerica Securities, Inc.	$100,000,000
Fifth Third Securities, Inc.	$100,000,000
Blaylock & Company, Inc.	$40,000,000
Loop Capital Markets, LLC	$40,000,000
The Williams Capital Group, L.P.	$40,000,000

Agent’s Discount or Commission: .09%		CUSIP: 40429JAR8